Exhibit 99.1

MRV Announces Second Quarter Financial Results

Growing customer base highlighted by key win in Data Center segment

CHATSWORTH, Calif., August 9, 2013 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure solutions and equipment as well as integration and managed services, today announced financial results for the second quarter ended June 30, 2013.

“We are continuing to make progress on our strategic initiatives to build a strong foundation and grow the company,” said David Stehlin, MRV’s chief executive officer. “While second quarter year-over-year consolidated revenue growth was modest, we did see solid sales performance in our Network Equipment business (OCS) in North America and Asia Pacific. While Europe remained challenging overall due to the economic and political environment we captured new business in both central Europe and Scandinavia. Tecnonet, our Network Integration business, continues to be impacted by the challenging Italian market but is doing a good job remaining focused on providing superior service to its customers in a difficult environment.”

“OCS continues to grow its customer base and added 37 new customers in the second quarter. Leading the way was a significant win with another multi-national, tier one content delivery network (CDN) provider. This customer selected MRV for its data center connectivity because our new optical transport products have the industry’s highest bandwidth density and lowest power consumption, which are critical factors in this fast growing segment and validates our focus in this area. Additionally, our OCS business improved its gross profit margin to 53.0% as a result of favorable product mix and operational improvements.”

Stehlin continued, “Our strategy of developing optical edge solutions that combine packet optical and sophisticated network management software technologies will provide our global customers with the advantages they need for key segments such as data center connectivity, 4G mobile backhaul, cloud computing and business Ethernet services. In the year since we announced our plan to make significant investments in these growing markets, we have added 138 new customers, won major deals in critical market segments, earned industry recognition and awards for our innovation all while starting to roll out key new products and improving the efficiency of the company. Our targeted product development efforts supporting our strategy of empowering the optical edge will enable our customers to create new revenue streams and lower operational expense and the early signs are very positive.”

Second Quarter 2013 Results

MRV reported second quarter 2013 revenue of $38.2 million, a $0.5 million or 1% increase from $37.6 million in the second quarter of 2012. Positively impacting the comparison, Network Equipment product sales to two former subsidiaries that were divested in the fourth quarter of 2012 are now reported as trade sales rather than intercompany sales that were eliminated in consolidation in 2012. These sales amounted to $3.3 million in the second quarter of 2012. Network Equipment revenue for the second quarter of 2013 was $21.1 million compared with $21.5 million in the second quarter of 2012. Network Equipment revenue grew in the Americas and Asia-Pacific regions, which was offset by challenging market conditions in Europe as a result of the regional economic and political environment. In the Americas and Asia-Pacific regions, our mobile backhaul, data center, content provider and business Ethernet sectors performed well in the second quarter of 2013. Network Integration revenue was $17.1 million in the second quarter of 2013, a 12% decrease from the second quarter of 2012, reflecting continued macroeconomic and political conditions in Italy.

Gross profit as a percent of revenue (“gross margin”) for the second quarter of 2013 was 35.0%, compared with 35.4% in the second quarter of 2012. Network Equipment gross margin increased to 53.0%, a 660 basis point improvement from 46.4% in the second quarter of 2012. The improvement was due to a favorable shift in product mix toward higher gross margin products and lower inventory write offs as we push forward with the improvements on the materials management side of the business. Network Integration gross margin was 12.8% in the second quarter of 2013, compared with 16.2% in the second quarter of 2012, which was primarily driven by competitive pressure in the Italian markets, partially offset by a higher proportion of service revenue in the sales mix of Network Integration revenue.

Operating expenses in the second quarter of 2013 were $13.9 million, or 36% of revenue, compared with $14.6 million, or 39% of revenue, in the second quarter of 2012. In the second quarter of 2013, we incurred lower operating expenses of $2.4 million related to cost reduction initiatives and litigation settlement costs, including reduced labor, general support and consulting costs of $1.1 million and gains on settlement of litigation of $1.3 million. Partially offsetting these gains and savings, in alignment with our strategic plan to make targeted investments in the Network Equipment business, our engineering and product development costs increased by $1.1 million and we incurred planned implementation costs of $0.5 million for a new our ERP system to drive further efficiency in our back office. In addition to these planned costs, legal support costs increased by $0.1 million in the second quarter of 2013. While we do not anticipate to incur gains on settlement of litigation and Oracle implementations costs at the same level in the future, we do expect that we will continue to benefit from the cost savings initiatives.

In the second quarter of 2013, we incurred an operating loss of $0.5 million, compared with an operating loss of $1.2 million in the second quarter of 2012. The operating loss included share-based compensation expense of $0.1 million in the second quarter of 2013 and $0.2 million in the second quarter of 2012. The operating loss for MRV’s Network Equipment segment was $0.3 million in the second quarter of 2013, compared with a loss of $0.3 million in the second quarter of 2012, which included $0.5 million in new ERP implementation costs in 2013. The Company has made and expects to continue to make investments that should continue to improve our competitiveness in the market, drive cost efficiency and improve overall profitability when the full impact of these investments is realized beginning in 2014. Operating income for MRV’s Network Integration segment was $0.7 million in the second quarter of 2013, compared with operating income of $1.6 million in the second quarter of 2012. This decline in operating income is primarily the result of lower product sales and gross margin discussed above. In the second quarter of 2013, MRV was reimbursed $1.0 million from its insurance provider for litigation costs/expense, realized a $0.3 million gain on the valuation of warrants related to the shareholder derivatives settlement, and had $0.3 million in lower unallocated Corporate expenses. These are reflected in MRV’s financial statements under Selling, General and Administrative expense.

A more detailed discussion of MRV’s 2013 second quarter financial results, including an analysis by business segment, is included in the Management Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q filed today.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of Carrier Ethernet 2.0, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV® provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. MRV® operates development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV®, visit: www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its quarterly report on Form 10-Q for the quarter ended June 30, 2013, its quarterly report on Form 10-Q for the quarter ended March 31, 2013 and annual report on Form 10-K for the year ended December 31, 2012, copies of which may be obtained by contacting MRV’s investor relations department or by visiting MRV’s website at http://www.mrv-corporate.com or the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of August 9, 2013 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

Contact:

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

Media Relations:

MRV Communications, Inc.

pr@mrv.com

MRV Communications, Inc

Statement of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$38,175	$37,626	$77,080	$71,041
Cost of goods sold	24,803	24,314	50,681	45,048
Gross profit	13,372	13,312	26,399	25,993
Operating expenses:
Product development and engineering	4,454	3,389	9,102	7,088
Selling, general and administrative	9,453	11,167	21,845	23,794
Total operating expenses	13,907	14,556	30,947	30,882
Operating loss	(535)	(1,244)	(4,548)	(4,888)
Interest Expense	(241)	(191)	(373)	(399)
Gain from settlement of deferred consideration obligation	—	2,314	—	2,314
Other income (loss), net	(102)	(82)	(85)	80
Income (loss) from continuing operations before taxes	(878)	797	(5,006)	(2,894)
Provision (benefit) for income taxes	115	296	421	(1,221)
Net income (loss) of continuing operations	(993)	501	(5,427)	(1,673)

Income (loss) from discontinued operations, net of income taxes of $0 in 2013 and $2,542 in 2012	—	(2,615)	—	3,171
Net income (loss)	(993)	(2,114)	(5,427)	1,498

Net income (loss) per share - basic:
From continuing operations:	$(0.13)	$0.06	$(0.72)	$(0.21)
From discontinued operations:	$—	$(0.33)	$—	$0.40
Net income (loss) per share - basic (1)	$(0.13)	$(0.27)	$(0.72)	$0.19

Net income (loss) per share - diluted:
From continuing operations:	$(0.13)	$0.06	$(0.72)	$(0.21)
From discontinued operations:	$—	$(0.33)	$—	$0.40
Net income (loss) per share - diluted (1)	$(0.13)	$(0.27)	$(0.72)	$0.19

Weighted average number of shares:
Basic	7,585	7,887	7,570	7,887
Diluted	7,585	7,887	7,570	7,899

(1) Amounts may not add due to rounding.

MRV Communications, Inc

Balance Sheet

(In thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,948	$40,609
Restricted time deposits	243	240
Accounts receivable, net	33,297	32,237
Other receivables	14,616	18,287
Inventories	19,760	22,444
Deferred income taxes	1,395	1,145
Other current assets	5,260	4,629
Total current assets	110,519	119,591
Property and equipment, net	5,038	3,735
Deferred income taxes, net of current portion	3,940	3,711
Intangibles, net	400	400
Operating loss	690	1,128
Total assets	$120,587	$128,565

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$2,809	$5,267
Deferred consideration payable	233	233
Accounts payable	18,343	20,478
Accrued liabilities	18,105	16,652
Deferred revenue	8,632	7,290
Other current liabilities	940	560
Total current liabilities	49,062	50,480
Other long-term liabilities	5,495	5,184
Commitments and contingencies

Stockholders’ equity:
Issued — 8,128 shares in 2013 and 8,061 shares in 2012
Outstanding — 7,520 shares in 2013 and 7,594 shares in 2012	271	270
Additional paid-in capital	1,281,475	1,281,170
Accumulated deficit	(1,206,941)	(1,201,515)
Treasury stock — 608 shares in 2013 and 467 shares in 2012	(7,884)	(6,528)
Accumulated other comprehensive income	(891)	(496)
Total stockholders’ equity	66,030	72,901
Total liabilities and stockholders’ equity	$120,587	$128,565